Media contact: Corporate Communications Phone: 785.575.8401 FAX: 785.575.6399 news@wr.com

WESTAR ENERGY RECEIVES FERC SUBPOENA

TOPEKA, Kan., December 26, 2002—Westar Energy, Inc. (NYSE: WR) announced today that it received on Dec. 16, 2002 a subpoena from the Federal Energy Regulatory Commission (FERC) seeking details on power trades with Cleco Corporation (Cleco) and its affiliates, documents concerning power transactions between Westar Energy’s system and marketing operations, and information on power trades in which Westar Energy or other trading companies acted as intermediaries.

Cleco publicly disclosed in November that Cleco and its affiliates had engaged in certain trades that may have violated FERC affiliate transaction rules applicable to Cleco. The affiliate transactions involved power sales from one Cleco affiliate to Westar Energy and then back to another or the same Cleco affiliate. The transactions totaled approximately $3.4 million in 2000, $12.6 million in 2001 and $3.8 million in 2002. These amounts on average represented less than 2 percent of Westar Energy’s total power marketing revenues and less than 0.5 percent of Westar Energy’s total revenues in 2000 and 2001.

“Despite FERC’s notification to us that this matter is non-public, and despite our belief that our participation in these transactions did not violate FERC rules and regulations, we believe disclosure of the subpoena is prudent given the heightened scrutiny of the power trading industry

-more-

Westar Energy receives FERC subpoena, page 2

by FERC,” said James Haines, Westar Energy’s president and chief executive officer. “We will provide full and complete responses to the subpoena.”

Among the issues being reviewed by FERC are transactions Westar Energy conducted with third parties to facilitate power transfers between Westar Energy’s system and marketing operations. These transactions and other power marketing and trading activities were recently reviewed in a Kansas Corporation Commission ordered audit of Westar Energy’s power marketing operations by Navigant Consulting. The audit found no irregularities in the structure or pricing of the transactions. The audit report is available on the Kansas Corporation Commission web site, in the News Releases area of the Westar Energy web site or by contacting Westar Energy.

Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have approximately 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 647,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “our belief,” “anticipate,” “expect,” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc. from our electric utility businesses and the possible sale of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One’s financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation or re-regulation; ongoing municipal, state and federal activities, such as the Wichita municipalization effort; future economic conditions; political, legislative and regulatory developments; regulated and competitive markets; changes in the 10-year United States Treasury rates and the corresponding impact on the fair value of our call option contract, and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.